Borders Group, Inc.
2004 Long-Term Incentive Plan

Restricted Share Grant Agreement

This Restricted Share Grant Agreement (the “Agreement”), dated as of April 2, 2008 (the “Grant Date”), is made by and between Borders Group, Inc. (the “Company”) and George Jones (the “Participant”).

RECITALS

WHEREAS, the Company has established and maintains the Borders Group, Inc. 2004 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Participant is a key employee of the Company;

WHEREAS, the Company desires to grant to the Participant shares of common stock (“Common Stock”) under the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Participant desires to receive a grant of such shares from the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.           Grant of Restricted Shares.

(a)           Number of Shares/Vesting.  The Company hereby grants to the Participant 461,148 shares of Common Stock under the Plan, subject to the terms and conditions set forth below (the “Restricted Shares”).  The Restricted Shares shall be subject to the following vesting conditions:  A number of Restricted Shares equal to the Performance-Earned Amount (as defined below) shall vest on April 2, 2011, subject to the Participant’s continued employment with the Company and its Subsidiaries through such date, and any Restricted Shares outstanding on April 2, 2011 in excess of the Performance-Earned Amount shall be forfeited by the Participant and cancelled by the Company.  Subject to Section 1(b), upon the Participant’s termination of employment with the Company and its Subsidiaries prior to April 2, 2011, all Restricted Shares shall be forfeited by the Participant and cancelled by the Company; provided, however, that if the Participant’s termination of employment is due to his death or Disability (and occurs prior to a Change of Control), then a number of Restricted Shares equal to the product of (x) the Performance-Earned Amount (determined as of the date of such termination), multiplied by (y) a fraction, the numerator of which is the number of days elapsed from April 2, 2008 through  the date of such termination, and the denominator of which is 1095, shall vest in full.  Section 12 of the Plan shall not apply to a termination due to Retirement.

(b)           In the event of a Change of Control prior to the Participant’s termination of employment with the Company and its Subsidiaries, a number of Restricted Shares equal to the Performance-Earned Amount (determined as of such Change of Control) shall vest in full; provided, however, that no Restricted Shares shall vest upon a Change of Control in the event that the Restricted Shares are replaced by a Qualifying Replacement Award (as defined below).  A Qualifying Replacement Award shall mean an award of publicly traded restricted shares of the Company or its successor in the Change of Control (or of the appropriate affiliate of such successor) that (i) has a value, as of such replacement, that is at least equal to the value of the Restricted Shares, (ii) is subject to the same time-vesting schedule and terms as the Restricted Shares, (iii) provides that a portion of the restricted shares equal to the Performance-Earned Amount determined as of the date of termination of employment with the Company or its successor in the Change of Control (or of the appropriate affiliate of such successor) (as adjusted to reflect conversion into the shares subject to the Qualifying Replacement Award) shall vest in the event of a termination of the Participant’s employment prior to April 2, 2011 that is (1) by the Company other than for Cause (as defined in the Plan, unless Cause is defined in an individual employment or severance agreement to which the Participant is party, in which case such definition shall apply), (2) by the Participant for Good Reason (within the meaning of Section 1(f)), or (3) due to the Participant’s death or Disability, and (iv) otherwise contains terms and conditions substantially similar to, and in any event no less favorable to the Participant than, the terms and conditions of the Restricted Shares.  Without limiting the generality of the foregoing, a Qualifying Replacement Award may take the form of a continuation of this Restricted Share award if the requirements of the preceding sentence are satisfied.  For the avoidance of doubt, if a Qualifying Replacement Award vests following a Change of Control due to continued service through April 2, 2011, the number of shares earned shall equal the Performance-Earned Amount determined as of April 2, 2011 (as adjusted to reflect conversion into the shares subject to the Qualifying Replacement Award).

(c)           Determination of Performance-Earned Amount.   The Performance-Earned Amount shall be determined based upon the highest volume-weighted average trading price of a share of Common Stock (or, following a Change of Control, a number or fraction of shares subject to the Qualifying Replacement Award equal to the value of one share of Common Stock at the time of the Change of Control) over any period of 10 consecutive trading days (such price, the “Highest Average Price”) occurring between April 2, 2008 and the first to occur of April 2, 2011 or the termination of employment with the Company or its successor in the Change of Control (or of the appropriate affiliate of such successor), in accordance with the matrix set forth below.  The Highest Average Price targets set forth in the matrix below may be appropriately adjusted by the Committee in its discretion in the event of the occurrence of an event described in Section 16 of the Plan.

Highest Average Price per Share of Common Stock	Performance-Earned Amount
Below $7.50	0
At or above $7.50 but below $10.00	211,148
At or above $10.00 but below $12.50	294,482
At or above $12.50 but below $15.00	377,815
$15.00 or more	461,148

(d)           Additional Documents/Capitalized Terms.  The Participant agrees to execute such additional documents and forms as the Company may require for purposes of this Agreement.  Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan document.

(e)           Issuance of Restricted Shares.  As soon as practicable following receipt of this executed Agreement, the Company shall issue on behalf of the Participant the number of Restricted Shares that the Participant has been granted.  Such Restricted Shares, which shall be fully paid and nonassessable upon their issuance, shall be represented by a certificate or certificates registered in the name of the Participant and stamped with an appropriate legend evidencing the nature of the Restricted Shares.  The certificates shall be held by the Company or such other custodian as may be designated by the Company as a depository for safekeeping until the forfeiture restrictions lapse pursuant to the terms of this Agreement. The Participant shall execute such additional documents and forms as the Company may require for these purposes.  Subject to the terms and provisions of Michigan law, the Participant shall have all the rights of a stockholder upon the issuance of the Restricted Shares, including the right to vote the Restricted Shares and to receive all dividends or other distributions paid or made with respect to the Restricted Shares, provided that the Restricted Shares shall be subject to the restrictions set forth in this Agreement.

(f)      Good Reason Termination.  For purposes of Section 1(b), a termination shall be deemed to be for “Good Reason” if such termination is (i) effectuated pursuant to a “good reason” or similar constructive termination right in an individual employment or severance agreement to which the Participant is party, or (ii) if the Participant is not party to any such agreement, initiated by the Participant following the occurrence of any of the following: (1) an involuntary relocation that increases the Participant’s commute by more than 35 miles, (2) a material reduction in either the Participant’s base pay or the Participant’s overall compensation opportunity from the levels in effect immediately prior to the Change of Control, or (3) a material reduction in the Participant’s authority, duties, or responsibilities below the levels in effect immediately prior to the Change of Control.  Notwithstanding the foregoing, a termination shall be deemed to be for Good Reason under clause (ii) of this Section 1(f) only if the Participant provides written notice to the Company of the existence of one or more of the conditions described therein within 90 days following the Participant’s knowledge of the initial existence of such condition, the Company fails to cure such condition during the 30-day period (the “Cure Period”) following its receipt of such notice, and the Participant terminates employment within 180 days following the conclusion of the Cure Period.

2.           Restrictions on Transfer.  Until the Restricted Shares are vested in accordance with Section 1 of this Agreement, the Restricted Shares held by the Participant (and any other securities issued in respect of the Restricted Shares) may not be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law.

3.           Withholding.  The Participant shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Shares.  When the Restricted Shares vest, the Participant shall surrender to the Company a sufficient number of whole shares of Common Stock as necessary to cover all applicable required withholding taxes and social security contributions related to such vesting.  The Company will provide the Participant with a cash refund for any fraction of surrendered shares of Common Stock not necessary for required withholding taxes and social security contributions.  Instead of requiring the Participant to surrender shares as described above, the Company may, in its discretion, (a) require the Participant to remit to the Company on the date on which the Restricted Shares vest cash in an amount sufficient to satisfy all applicable required withholding taxes and social security contributions related to such vesting, or (b) deduct from his regular salary payroll cash, on a payroll date following the date on which the Restricted Shares vest, in an amount sufficient to satisfy such obligations.

4.           Grant Subject to Plan Provisions.  The grant of Restricted Shares is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan.  The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  For purposes of the Plan, 200,000 of the 211,148 Restricted Shares subject to a Highest Average Price hurdle of $7.50 have been designated as Awards subject to the attainment of performance criteria in order to protect against the loss of deductibility under Section 162(m) of the Code, and the remaining Restricted Shares have not been so designated.

5.           Notification of Election Under Section 83(b) of the Code.  If the Participant shall, in connection with the grant of Restricted Shares under this Agreement, make the election permitted under Section 83(b) of the Internal Revenue Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Internal Revenue Code), then the Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.

6.           No Employment or Other Rights.  The grant of Restricted Shares does not confer upon the Participant any right to be employed by the Company or any Subsidiary and will not interfere in any way with the right of the Company or any Subsidiary to terminate the Participant’s employment at any time.  The right of the Company or any Subsidiary to terminate the Participant’s employment at will at any time for any reason is specifically reserved.  The Participant will not have any interest in any fund or specific assets of the Company by reason of this grant.

7.           Nontransferability.  Except for tax withholding, the Participant’s rights and interests under this Agreement may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except, in the event of the Participant’s death, by will or by the laws of descent and distribution.

8.           Applicable Law.  The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to the conflicts of laws provisions thereof.

9.           Notice.  Any notice to the Company or the Committee provided for in this Agreement shall be addressed to Borders Group, Inc. in care of The Secretary, Borders Group, Inc., 100 Phoenix Dr., Ann Arbor, MI 48108 and any notice to the Participant will be addressed to the Participant at the current address shown on the books and records of the Company or its Subsidiary.  Any notice shall be sent by registered or certified mail.

10.           Discretionary Nature of Plan.  The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law.  This Restricted Share grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Restricted Shares or other benefits in lieu of Restricted Shares in the future.  Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of Restricted Shares granted, and the vesting provisions.

11.           Entire Agreement.  This Agreement and the Plan contain the entire agreement between the Participant and the Company regarding the grant of Restricted Shares and supersede all prior arrangements or understandings with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Participant has hereunto set his hand effective as of the Grant Date.

Borders Group, Inc.

By:
Its: Executive Vice President, Human Resources
As of: April 2, 2008

I hereby accept the Restricted Shares granted pursuant to this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all the decisions and determinations of the Committee will be final and binding.

Participant                                               Date

CHIDMS1/2512118.2

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